AMENDMENT NO. 1

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 30, 2016
 JRD4256 Enterprises LLC

2927 Avenue D, Katy, Texas 77493

(562) 235-4402
up to
10,000,000 UNITS OF
LLC INTERESTS
SEE "SECURITIES BEING OFFERED" AT PAGE 22

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer	Proceeds to other persons
Per share	$2	N/A		N/A
Total Minimum	$5 million	N/A	$5 million	N/A
Total Maximum	$20 million	N/A	$20 million	N/A

* Does not include expenses of the offering, including costs of blue sky compliance, fees to be paid to Vstock Transfer LLC and the costs of creating an internet landing page for the offering. The company estimates that it will pay cash fees of $25,000 to Vstock Transfer at the Minimum Offering and cash fees of $100,000 to Vstock Transfer at the Maximum Offering. See "Plan of Distribution and Selling Security holders."

This offer will terminate on the earlier of November 1, 2016 (which date may be extended at the company's option) or the date when all units have been sold. The company has engaged Highlandstown Capital Advisors, Inc., as escrow agent to hold any funds that are tendered by investors, and assuming it sells a minimum of $5 million in units, may hold a series of closings at which the company receives the funds from the escrow agent and issues the units to investors. In the event the company has not sold the minimum amount of units by November 1, 2016, any money tendered by potential investors will be returned to them by the escrow agent.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.
GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.
This offering is inherently risky. See "Risk Factors" on page 3.

Sales of these securities will commence on approximately [September 30, 2016].
The company is following the "Offering Circular" format of disclosure under Regulation A Plus.
AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY'S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.
TABLE OF CONTENTS

Summary	3
Risk Factors	3
Dilution	5
Use of Proceeds to Issuer	7
The Company's Business	8
The Company's Property	13
Management's Discussion and Analysis of Financial Condition and Results of Operations	14
Directors, Executive Officers, Significant Employees and Advisory Board	15
Compensation of Directors and Executive Officers	21
Security Ownership of Management and Certain Securityholders	21
Interest of Management and Others in Certain Transactions	22
Securities Being Offered	22
Plan of Distribution and Selling Securityholders	22
Financial Statements	F1

In this Offering Circular, the term "JRD" or "the company" refers to JRD4256 Enterprises LLC.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY
The Company

JRD4256 Enterprises LLC ("JRD") is an entity formed in February, 2016 to engage in the construction and operation of high-end baseball and softball fields, along with indoor training and hitting facilities in the United States under the name of "Hit King Academy" and/or "Hit King Baseball." We are seeking to capitalize the company with up to $20,000,000 for the purpose of initially building a facility in Houston, Texas, which will feature four all-turf fields and 10 multi-use tunnels housed in an expansive 18,000-square-foot training facility.
JRD's vision and concept is partnered with a Legendary Major League Baseball Player and rightful inductee to the National Baseball Hall of Fame, Pete Rose. His influence will no doubt add an extra measure of success to our already successful business model.

The Offering
JRD is offering up to 10,000,000 Units of LLC Interests at a price of $2 per share. The total number of authorized Units is 50,000,000. As of August 19, 2016, three beneficial owners held 7,800,000 units of LLC Interests.
The net proceeds of this offering to the issuer, assuming the maximum amount of securities offered are sold, will be approximately $20 million. JRD plans to use the offering proceeds to develop and operate Houston area fields facility.
The minimum investment size is $30,000.
Summary Risk Factors
The company and its business are subject to a number of risks, which are detailed more fully in "Risk Factors." Risks include the following:

•	The company has acquired "The Bull Pen", an existing similar entity with minimal revenue, but hast not yet started operations on its own and will need to raise further funding.
•	The company will depend on the revenue from its facilities, and that revenue relies on consumer spending.
•	The company may not be able to acquire sites or deliver its planned product in a timely and cost-effective manner.
•	Market demand may not meet expectations.
•	The company may encounter regulatory requirements that are unanticipated or onerous in cost or execution.
•	The company may not be able to attract the workforce it needs.

•	The company depends on a small management team.
•	The company is controlled by its officers and directors.
•	There is no current market for the LLC Units of Interest.

RISK FACTORS
The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments that may result in increased competition in the market. Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.
The company has not yet begun its planned operations.
The company was formed in February 2016, and has limited operations and revenue through The Bull Pen, which JRD acquired, totaling between $40,000 and $50,000 per month. Accordingly, there is no history upon which an evaluation of its performance and future prospects can be made. JRD's current and proposed operations are subject to all the business risks associated with new enterprises. The construction of a facility typically takes six months from the point that a site is secured and zoning is approved. Therefore, the company is at least six months away from realizing any revenues other than those provide by the acquired entity. As discussed below, delays may occur to the projected construction schedule. The company will only be able to pay dividends on its units once its directors determine that it is financially able to do so, which may not be for years.
The company will depend on the revenue from its facilities and services.
The company is completely dependent on the operation of facilities, and for the first few years of its operation, it will have a limited number of such facilities. The company is vulnerable in general to any developments that affect the baseball and softball industries as a whole, and particularly vulnerable to any developments that affect its initial facilities, including but not limited to construction delays and lackluster revenue.
The company is likely to operate at a loss for some time, and operating costs may increase unexpectedly.
The company anticipates that it will sustain operating losses initially. Its ability to become profitable depends on its success in developing and operating its facilities and services. There can be no assurance that this will occur. Even after the point at which the company starts producing revenues, operating costs or capital expenditures may increase and affect the company's profits and cash flow. Unanticipated problems and expenses are often encountered in offering new products and services, which may impact whether the company is successful. Furthermore, the company may encounter substantial delays and unexpected expenses related to development, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that the company will ever become profitable. If the company sustains losses over an extended period of time, it may be unable to continue in business.
If the company cannot raise sufficient funds it will not succeed.
JRD is offering LLC interests in the amount of up to $20 million in this offering, and may close on an offering of $5 million. As discussed in "Use of Proceeds to Issuer" this minimum amount should permit the company to start developing its first facilities, although completion of each facility will require both mortgage financing and project financing, and, if only the minimum amount is reached, additional equity financing. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, acquire real estate for its currently planned properties, and develop additional properties, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company manages to raise only the minimum amount of funds sought, it will have to find other sources of funding for some of the plans outlined in "Use of Proceeds to Issuer" including the development of any properties beyond the first ones planned.
The company may not be able to acquire sites in a timely and cost-effective manner.
Success in the operation of facilities is particularly dependent on acquiring property in the right location that is accessible and attractive to patrons, appropriately zoned, and well-priced. The company will not be able to operate unless it can identify and acquire such properties, and the acquisition of sites may divert management's time and attention from other management priorities.

The company's design may not meet all planned operational specifications.
Unanticipated or unforeseen variances in actual performance versus expected performance of numerous inter-related components may impact patronage capacity, operating cost, maintenance intervals, or other costs of operation.

Market demand may not meet expectations.
JRD's success is dependent on enough people wanting to utilize its facilities and services at the prices it charges. Location of the fields and facilities, ease of access, quality of the experience, regional economic conditions, competition and other external factors may influence the market success of the company's products. If there is insufficient demand at the appropriate price level, the company will not succeed.

The company may encounter regulatory requirements that are unanticipated or onerous in cost or execution.
As discussed in "The Company's Business – Regulation, Zoning and Permits", the company operates in a somewhat-regulated environment. New regulations governing the operation of training and rental facilities may be introduced at any time. Such regulations could be burdensome in terms of management attention, and they could be difficult or expensive to meet. The company may not be able to adjust its prices to reflect the additional cost of regulation.
Competitors may have more resources than the company. The company operates in a market in which many of its competitors have more resources than it does. Existing or new competitors may produce directly competing offerings. These competitors may be better capitalized than JRD, which might give them a significant advantage, for example, in surviving an economic downturn where users of our facilities reduce their spending. Competitors may be able to use their greater resources to offer lower prices, even to uneconomic levels that the company cannot match.
Competitors with similar business model may emerge. Although JRD is unique in its being sponsored by a baseball star, namely Pete Rose, another company may try to copy this model in the future.
The company depends on a small management team.
The company depends on the skill and experience of three individuals, Jonathan Johnson, Derek Hurley, and Ryan Baker. If the company is not able to call upon any of these people for any reason, its operations and development could be harmed.
Weather and natural disasters may disrupt the company's operations.
The company's ability to operate its facilities is dependent upon the weather. The company utilizes facilities that may operate partially outdoors. Thus, rain, lightning, or other weather may adversely impact demand and the ability to safely operate the facilities. Seasonal weather conditions may shorten the range and frequency of program offering. Additionally, extreme weather conditions such as tornadoes, hurricanes and floods, or natural events such as earthquakes may not only affect operations but also damage the company's equipment.
The company is controlled by its officers and directors.
Jonathan Johnson, Derek Hurley and Ryan Baker currently hold the majority of the company's voting Units, and at the conclusion of this offering will continue to hold the majority of the company's voting rights. Investors in this offering will not have the ability to control a vote by the unitholders or the board of directors.
There is no current market for the company's LLC Units of Interest
There is no formal marketplace for the resale of the company's Units. They may be traded over-the-counter to the extent any demand exists. The company does not currently have plans to apply for or otherwise seek trading or quotation of the Units on an over-the-counter market, and the company does not expect to seek a listing on any trading market in the near future. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their units as collateral.
DILUTON
Dilution means a reduction in value, control or earnings of the units the investor owns.
Immediate dilution
An early-stage company typically sells its shares/units (or grants options over its shares/units) to its founders and early employees at a very low cash cost, because they are, in effect, putting their "sweat equity" into the company. When the company seeks cash investments from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of the new investors' stake is diluted because all the shares are worth the same amount, and new investors paid more than earlier investors for their shares.

The interest of investors in this offering will be diluted to the extent of the difference between the public offering price per unit of the company's LLC Interests and the as-adjusted net tangible book value per unit of its interests after this offering. The net tangible book value as of August 19, 2016, was $397,174, or $0.0344 per share of outstanding Units. Without giving effect to any changes in the net tangible book value after August 19, 2016, other than the sale of units in this offering at the initial public offering price of $2.00 per share, the proforma net tangible book value is $20,397,174 or $0.9471 per share of outstanding unit (assuming the Maximum Offering). Dilution in net tangible book value per share represents the difference between the amount per unit paid by the purchasers of units in this offering and the net tangible book value per unit of LLC Interests immediately afterwards. This represents an immediate increase of $0.4971 per unit of LLC Interests to existing unitholders and an immediate dilution of $1.0529 per unit of LLC Interests to the new investors, or approximately 52% of the assumed initial public offering price of $2.00 per unit. The following table illustrates this per unit dilution:
	Minimum Offering	Maximum Offering

Initial price to public	$2.00	$2.00
Net tangible book value per share as of August 19, 2016	$0.0344	$0.0344
Increase in net tangible book value per unit attributable to new investors	$0.3514	$0.4971
As adjusted net tangible book value per unit after this offering	$0.3845	$0.9471
Dilution in net tangible book value per unit to new investors	$1.6155	$1.0529

The following tables summarize the differences between the existing unitholders and the new investors with respect to the number of Units of LLC Interests purchased, the total consideration paid, and the average price per unit paid, on both a minimum and maximum offering basis:
Minimum Offering:
	Units Purchased		Total Consideration		Average Price Per Unit
	Number	Percent	Amount	Percent
Founders	7,800,000	55.6%	-	0.0%	$0.00
Private placement investors	2,013,000	14.3%	$1,006,500	15.5%	$0.50
Issued for services	1,723,200	12.3%	-	0.0%	Varied
New investors	2,500,000	17.8%	$5,000,000	84.5%	$2.00
Total	14,036,200	100.0%	$6,006,500	100.0%	$0.3845

Maximum Offering:

	Units Purchased		Total Consideration		Average Price Per Unit
	Number	Percent	Amount	Percent
Founders	7,800,000	36.2%	-	0.0%	$0.00
Private placement investors	2,013,000	9.3%	$1,006,500	4.8%	$0.50
Issued for services	1,723,200	8.0%	-	0.0%	Varied
New investors	10,000,000	46.5%	$20,000,000	95.2%	$2.00
Total	21,536,200	100.0%	$21,006,500	100.0%	$0.9471

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional units. In other words, when the company issues more units, the percentage of the company that new investors own will go down, even though the value of the company may go up. Investors will own a smaller piece of a larger company. This increase in number of units outstanding could result from a LLC Interest offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into units.
If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).
The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a "down round," meaning at a lower valuation than in earlier offerings (such as this offering).
Investors making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value should understand that the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER
The net proceeds of this offering to the issuer, assuming the maximum amount of securities offered are sold, will be approximately $19,850,000 million after deducting fees to the Transfer Agent. The Company has assumed it will pay Highlandstown Capital Advisors, Inc. (Escrow Agent) $_________________ in the discussion below. The company has assumed it will pay Highlandstown Capital Advisors, Inc. (Escrow Agent) $___________ in the discussion of the minimum offering below. A significant portion of non-transactional expenses of this offering (e.g., accounting fees, legal fees, marketing, consulting and advertising fees) will be funded from previous capitalization raised at formation. Transactional costs related to the number of transactions processed or amount of money raised will be funded from proceeds of the offering.

Assuming the maximum amount is raised, JRD plans to use the offering proceeds as follows:

•	Approximately $500,000 in administrative and public registration costs.
•	Approximately $2.6 million in general and administrative costs related to selling.
•	Approximately $14 million in field facilities construction.
•	Approximately $1.9 in other business expansion activities.
•	Approximately $1 million in cash reserves.

Initially, the company will develop and operate facilities in Houston, Texas. If the company raises enough for other projects, it will develop and operate facilities in other potential metropolitan-area site, including for example, Cincinnati, Los Angeles and Atlanta.
In the event the company raises less than the maximum amount, but at least the minimum $5,000,000 in Units, the company will reduce the number of projects it will pursue to fit within available funding. If only the minimum amount is raised, then the company will use the proceeds, estimated to be $5,000,000, as follows:

•	To secure or control sites suitable for development and capable of supporting project finance;
•	To develop partnerships and alternative financing structures to advance development of projects; and
•	To fund the marketing and sales of additional securities offerings.

The company intends that the balance of the funds needed to develop the first site in the event the company only raises the minimum amount will be raised from mortgages, project financing and partnerships. The company may also seek other equity financing or continue marketing efforts for this Offering.
JRD will use a portion of the offering proceeds to pay salaries to its current officers or directors. The company expects to compensate additional hires commensurate with experience and market rates.
Offering proceeds will not be used to pay off debt.
The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY'S BUSINESS
Overview
JRD4256 Enterprises LLC ("JRD") is an entity engaged in the construction and operation of high-end baseball and softball fields, along with indoor training and hitting facilities in the United States under the name of "Hit King Academy" and/or "Hit King Baseball".

As a part of its founding JRD acquired and is building upon The Bull Pen, Inc, founded in 2013, serving the same market as listed herein. Under the Bulls brand we recently added a 13u team and a 14u Summer Prep team, both of which have competed out of state. The 13u team recently played in the USSSA World Series in Gulf Shores, AL and the 14u Summer Prep team recently played in Southeast College Showcase Series events in Tyler, TX and Shreveport, LA.

In addition to the 13u and 14u expansions this summer, we now have official Hit King Baseball Academy teams competing on the field weekly. These two teams consist of high school players that are striving to advance their baseball careers to the college or professional levels. Each tournament that they play in (both local and out of state), our players compete in front of college and professional scouts wearing the Hit King Baseball uniforms. JRD's intent is to bring world class professional coaching, teaching and training to youth baseball and softball players in preparation for furthering their opportunities at the high school, college and professional levels.

Since the announcement of HitKing Baseball, local interest in the program has been tremendous. We have experienced a growth in paying customers (players) of 134% in a 3-month period in 2016. Our high school summer program for 2016 has delivered gross revenue of approximately $50 thousand for a 6-week schedule. Based on the market feedback we are getting from existing clients and potential customers; we anticipate another 100% increase as we enter the fourth quarter of 2016. We are very confident that the headcount of players in our program (Bullpen Bulls and Hit King) shall exceed 160 participants from the now 80.JRD's vision and concept is partnered with a Legendary Major League Baseball Player and rightful inductee to the National Baseball Hall of Fame, Pete Rose. His influence will no doubt add an extra measure of success to our already successful business model.

The plan is to start with a facility in Houston, Texas in the late fall of 2016 that will include three all turf fields along with 10 multi-use tunnels inside our 10,000 square foot training facility. JRD will duplicate this facility in Cincinnati, Ohio and in various other markets throughout the United States and in the Bahamas.

JRD derives its revenue and profits from the following revenue streams:
•	Coaching clinics
•	Umpire certification program
•	Spring training clinics
•	Baseball camps
•	Strength and conditioning camps
•	Concessions
•	Signage
•	Gate fees
•	National destination tournaments
•	Perfect Game tournaments
•	Facility memberships
•	Golf instruction by PGA instructors
•	Golf practice area
•	Reality Television Show

Principal Products and Services
JRD product and service offerings include the following:

• Teams
• Tournaments
• Lessons
• Clinics
o Umpires
o Coaching
• High School / College Showcases
• MLB style spring training programs
• Apparel – National distribution rights for the following:
o Gloves
o Bats
o Clothing
o Jewelry
o Equipment
• Strength and Conditioning

• Hourly cage rentals
• Golf
o Hitting range
o PGA Lessons
• Signage and advertising
• Adult hard-ball and softball leagues
• Concessions
o Beer – National distribution rights
o Food
• Facility memberships
• Program for Home School students

Concessions and Beer
Every ballpark in America both Major and Minor League offers beer as a beverage to be enjoyed while watching the game. Our facility shall offer it as well, but only in a designated area separated from field stands, where parents and other supporters can safely watch participants play. At no point will the consumption of beer be allowed in or around the field stands. In addition our company will have the necessary liability insurance coverage.

JRD owns the exclusive rights to Pete Rose's brand, name, image and likeness for purposes of approved revenue generation. Pete Rose has approved the sale of Hit King Beer as an additional revenue stream for the company. JRD has launched a brand of beer around the iconic Hit King and other Board Members. The beer is brewed in Katy, Texas, by No Label Brewery. The first line of beer to hit the market will be the Pete Rose beer. JRD has 3 flavors planned and all 3 should be in the market place by the fall of 2016. The Hit King Blonde Ale has been tested and already approved for shipping. Distribution is set for Texas, Las Vegas, Chicago and Cincinnati as well as other strategic cities across the United States. Beer revenue should begin in the 3rd quarter of 2016.

No Label will manufacturer three flavors, which include a blonde, an amber and a pale ale. Phase I distribution shall include the Houston (Central TX), Las Vegas and Cincinnati markets. Based on current No Label year-over-year sales data for the Houston market, an estimated 40 kegs per market per month can be projected to be sold per flavor. Profit on the beer sales to JRD shall be $15.00-$22.00 per keg. Previously forecasted numbers do not include any sales or profit at the Hit King facilities, slim kegs or 6-packs being sold. In addition we shall strategically expand our distribution to the Phase II markets to include, but not be limited to, California, additional Texas markets, additional Nevada markets and additional Ohio markets.

Apparel, Jewelry and Equipment
Pete Rose has approved the manufacturing and sale of jewelry as part of the revenue stream for JRD. The revenue shall consist of the product line being sold as part of a global E-Commerce campaign and through strategic retail partners. 23-9 Design is a proven manufacturer with consistent success in the sports jewelry market selling pieces from the NBA and Muhammad Ali. They have recently secured Stephen Curry and Under Armour as the latest additions. Due to the recent success and confidence in the Pete Rose jewelry line, 23-9 Design has submitted a minimum guarantee of 75k in profit year one, and 100k in profit year two. The previously forecasted profit numbers are based on a 10% margin to JRD on gross sales. Sales and profit numbers also include but are not limited to 23-9 Design sales of band aids, gauze and arm sleeves through the same channels. We expect revenue beginning the third quarter of 2016.

Reality TV

JRD has entered into a contract in principal with one of the most prolific and successful reality show producers in the industry, namely Jason Hervey of Bischoff Hervey Entertainment, for a reality tv series featuring many of its MLB Hall of Fame Board members. The show will highlight a day-in-the-life of what it takes to make it to the Major Leagues, as well as how young kids can achieve success on and off the field. The show will have featured spots showing young athletes how to take care of their bodies physically and how to stay healthy playing the game of baseball. The show will be filmed, edited and produced by Hervey, again, a top-rated reality television show producer here in the United States. JRD believes the show will highlight many things missing in youth baseball today. The show should start producing revenue in the spring of 2017.

Site and Market Selection, Marketing and Distribution
Our objective is to maximize the usage of our JRD 20-acre property facility through the use of our indoor and outdoor activities. We will also utilize the Pete Rose name, image and likeness to market outside of baseball.

JRD target markets will include the following for baseball and softball:

5U and up youth age players
High School age players

College age players
Adult league players

JRD facilities will also be used as off-season workout destinations for current and former Major League players.

JRD geographic locations where baseball and softball are played on a year-round basis and where we ultimately intend to place Hit King Academy facilities are as follows:

• Houston, Texas • Cincinnati, Ohio • Las Vegas, Nevada • Scottsdale, Arizona • Charlotte, North Carolina • Northern Virginia • Dallas, Texas	• San Antonio, Texas • Orlando, Florida • New Orleans, Louisiana • Atlanta, Georgia • Philadelphia, Pennsylvania • Los Angeles, California • Nassau, Bahamas

The market for youth baseball, particularly for travel baseball, which has been ongoing for a few decades now, is expanding rapidly. For example, in 2000, Atlanta's All-American Wood Bat Classic Tournament had its debut with about a dozen teams. In more recent years, that number has ballooned to 100. This growth coupled with the notable cost of travel baseball, which reached $3500 or more for some families, creates much opportunity to capitalize in this market.

In the Houston area in particular, there is market opportunity as evidenced by the following data points:
•
There are approximately 3,900 travel baseball teams in Texas, ages 4-18, and the number is growing. This number does not include Little League or Pony League, and does not include girls travel softball teams.

•	The average tournament fee is $400 - $1,000 per team, per tournament. Additionally, there is an umpire cost of $30 - $40 per game.
•	The cost to practice twice per month on turf field is approximately $1,200 per month.
•	The average batting cage time rental is $50 per hour.
•	The average cost of professional lessons is $75 - $100 per hour.

These factors taken together with the critical shortage of facilities at which to practice, conduct lessons and have premium tournaments presents a market opportunity to which JRD will respond.

Competition
JRD will compete primarily for youth baseball and softball players. Thus, any alternative facilities in which young athletes may find similar offerings, whether packaged or separately, may compete with the company's products and services.

Our competitive advantage is that the Hit King Academy will provide the combination of fields, facilities and professional training all under the same offering. Many programs offer one or the other, but Hit King Academy offers everything which we believe gives us our advantage.

Furthermore, no business or coaching facility has Pete Rose AKA "Charlie Hustle" as their sponsor / endorsement. We believe that Pete's name alone will separate us from all other offerings that might be in the same teaching / training arena.

Our closest competitor is Cal Ripken Baseball, which has facilities in South Carolina and Maryland. Cal Ripkin Jr. has a baseball model with name recognition but his model is mostly geared toward instructional camps and clinics, and a host site for baseball tournaments. However, it does not offer teams to sign up and play under the Ripken brand. We believe that having actual Hit King Academy Teams branded across the US and in multiple markets will give us our competitive market niche.

The table below is here included for further discussion of specific competitors vis-à-vis Hit King Academy and JRD:
Brand	Local/National	Strengths	Weaknesses
Hit King Baseball
Nationally recognized face of the organization in Pete Rose. We are dedicated to player development with over seven staff members having Pro experience. The BullPen Bulls (our development brand) have a local identity and successful history developing players. Hit King Brand for collegiate showcase teams allows for growth and identity nation-wide. All our facilities shall have the latest technology focusing on player development on and off the field.
Hit King Baseball is new to the market place.
	Opportunities		Threats
HitKing Baseball has potential to expand internationally through various professional baseball contacts. Opportunity for additional nationwide vendor agreement to grow revenue channels and brand recognition.
Another Hall of Fame-caliber player attempting to copycat the Hit King Baseball business plan and model.
Competitors
Frozen Ropes Katy	Local/National	Strengths	Weaknesses
	Locally-Owned Franchise	Approximately 40 plus franchise locations nationally. Locally, the Katy facility features 10,000 sq. ft. indoor training for softball and baseball. Longest-standing facility in the Katy, TX area.
No current staff members have any professional baseball experience. Frozen Ropes facility is land-locked. They do not own any practice fields or have an exclusive field usage agreement locally. Girl's softball seems to be the focus.

	Opportunities		Threats
	Opportunity to grow and become the premiere girl's softball program/facility in the west Houston market.		Their threat is the potential loss of baseball identity as softball continues to grow additional competition is moving into the Katy area.

Banditos Houston	Local/National	Strengths	Weaknesses
Local/Regional
Banditos has been known in the Houston area as having the top-performing team at the high school showcase level. They have a facility that has a practice field and a large indoor training area. Regionally recognized.
High turnover of coaching and player rosters. Located in North Tomball, which is difficult to access during the peak/prime-time hours.
	Opportunities		Threats
	Land expansion is possible to accommodate the need for additional fields. Due to regional recognition, there is potential to add locations in Texas and Louisiana.		A threat to the Banditos Houston organization is the attrition rate of the staff and players. Premiere Baseball is also located in Tomball and a direct competitor geographically to the Banditos.
Premiere Baseball	Local/National	Strengths	Weaknesses
	Local	Premiere Baseball has the ability to provide practice fields, indoor training and tournaments for their teams. Their sponsorship by Rawlings Apparel/equipment gives them some name recognition.	Business model is not focused on long-term stability through player development
	Opportunities		Threats
Premiere Baseball has the infrastructure to accommodate a true developmental program if the resources are dedicated for implementation.
Premiere Baseball has a threat to their business by the competition from the other facility in Tomball (Banditos Houston). In addition, their lack of name-recognition of coaches and staff could limit growth.

Ripken Baseball	Local/National	Strengths	Weaknesses
	National Example	Ripken Baseball has a nationally recognized brand of the Iron Man Cal Ripken. They have a proven track-record of hosting competitive tournaments in their state-of-the-art complexes in MD, SC and TN.
Ripken Baseball weakness is the lack of local involvement at their facilities. The tournaments that are hosted accommodate teams from all over the country. The focus is not on local talent development.

	Opportunities		Threats
The name "Ripken" represents a baseball family that approached the game of baseball the "right way." This will give them the ability to attract some of the best instructors.
There is a growing number of locations around the country investing in tournament sites near popular vacation destinations. These sites could take business from Ripken Baseball as Aberdeen, MD is not a popular tournament site.

Raw Materials/Suppliers
The company has been in talks with Lone Star Construction, one of the largest commercial contractors in the Texas marketplace. They have experience in sports facilities construction and are willing to build the company's facilities nationwide.
Research and Development
JRD was formed in February 2016 and it has not spent any time or money on research and development.
Employees
JRD has five (5) employees, including the executive team, a contract Chief Financial Officer and sponsor Pete Rose. The company believes that its executive team is uniquely knowledgeable and experienced in the critical aspects of delivering on the company's strategy. See "Directors, Executive Officers and Significant Employees" for more details.
The company will need to hire a number of additional employees to carry out the plans in the "Use of Proceeds," including but not limited to four full-time and six part-time coaches. JRD expects that it will be able to hire additional talent required to pursue its objectives. The company intends to contract for specialized needs, such as design and engineering of facilities, facilities operations and administrative support while hiring key roles including financial management and project management.
Regulation, Zoning and Permits
The company will need permits and approvals for zoning, construction and occupancy. These are local permits that will vary by location. The company attempts to ascertain the nature of approvals required for each site it considers and uses the potential for delay as a consideration in its development evaluation process.
Litigation
The company is not involved in any litigation.
THE COMPANY'S PROPERTY
Currently, JRD owns property related to the Hit King Academy operation. It also owns equipment and materials related to its baseball and softball instruction. It plans to acquire land for its facilities.
The company will require modest office space, which is readily available in the Katy, Texas, market, the location of the company's headquarters. Systems for development management, budgeting and financial management, approvals and payment processing will be required as the company moves forward into the development phase. Systems for revenue management, accounting, and operational controls will also require investment.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
The Company has not yet commenced operations. It will not realize revenues until its first facilities are completed. Each facility is likely to take at least 6 months from site acquisition and regulatory approvals before it is operational.
Liquidity and Capital Resources

The Company's total capital is defined as JRD's unitholders' funds plus amounts attributable to outside equity unit-holders plus net debt. The Company's over-riding objectives when managing capital are to safeguard the business as a going concern; to maximize returns for unitholders and benefits for other stakeholders and to maintain an optimal capital structure in order to reduce the cost of capital. The Company does not have a target debt/equity ratio, but has a policy of maintaining a flexible financing structure so as to be able to take advantage of new investment opportunities that may arise.

The company has been initially capitalized through investments of $1,006,500. The founders have also agreed to provide additional funding in the form of loans, if required.

Plan of Operations
The company initially plans to develop a facility in Houston, Texas in the late fall of 2016 that will include three all-turf fields along with 10 multi-use tunnels inside our 10,000 square foot training facility. JRD has long-term plans to duplicate this facility in Cincinnati, Ohio, and in various other markets throughout the United States and in the Bahamas. Each of these sites will require capital expenditures of approximately $14,000,000. The company expects the first facility in Houston, Texas, to require approximately $14,000,000. We will seek mortgage financing assuming that the minimum amount of financing sought in this offering is raised. Over the next 12 months the company will finalize terms for one site in Houston, Texas. In the event only the minimum amount is raised, additional equity financing may be necessary for the Houston site. The exact amount required, and the exact amount to be financed with respect to each project, will not be known until final terms of site acquisition and design and engineering are completed.
Once financing is in place, the company will enter into a contract with site developers, which will require an initial payment to begin the design and construction of the facility. Structural design and development planning via contracted providers will also proceed simultaneously. Periodic progress payments for design, engineering, architecture, site suppliers, structure suppliers, contractors and other vendors will continue until the project is completed and accepted by JRD.
The company may also deploy a portion of capital raised in this offering against efforts to sell additional units up to the maximum investment specified for the offering. The company may determine that a highest and best use of capital is expanded marketing of the offering.
Legal, insurance, and other administrative expenses will be incurred in the normal course of start-up and operation. As the development period is expected to be approximately 24 months in duration, costs will be spread over this period. As JRD is a new entity with no credit history, it may be required to place larger deposits on long-duration work efforts by contractors.

DIRECTORS, EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES and ADVISORY BOARD
The following table sets out the company's officers and directors. All work with the company on a full-time basis.

Name	Position	Age	Term of Office
Executive Officers:
Jonathan Louis Johnson	Chief Executive Officer	49	Appointed to indefinite term of office, February 8, 2016
Derek John Hurley	Chief Commercial Officer	39	Appointed to indefinite term of office, February 8, 2015
Ryan Richard Baker	Chief Baseball Operations Officer	38	Appointed to indefinite term of office, February 8, 2016

Directors:
Jonathan Louis Johnson	Chairman	49	Appointed to indefinite term of office, February 8, 2016
Derek John Hurley	Member	39	Appointed to indefinite term of office, February 8, 2016
Ryan Richard Baker	Member	38	Appointed to indefinite term of office, February 8, 2016
Chad Zamarin	Member	39	Appointed to indefinite term of office, July 28, 2016
Dennis Bosworth	Member	36	Appointed to indefinite term of office, July 28, 2016

Jonathan L. Johnson (Chief Executive Officer):

Mr. Johnson holds a BS in Accounting, as well as a BS in Business Administration and is a licensed CPA in multiple states. Mr. Johnson is a dynamic, results oriented senior executive with a successful track record of providing fiscal, strategic and operational leadership at multinational Corporations as well as in Private Equity and LBO markets with up to $1 Billion in Revenues. He has extensive experience in the Automotive, Oil and Gas, Food and Beverage and Electronics industries. Mr. Johnson specializes in turnaround management, operational strategy, mergers and acquisitions and startup companies. He is capable of generating cost savings, remarkable productivity improvements, and significantly enhanced bottom line profitability. Mr. Johnson utilizes a hands-on approach in developing strategic direction and is adept at empowering high performance teams to achieve extraordinary results in the companies he serves.

In addition to his business background, Mr. Johnson played semi-professional baseball in his younger days in Alabama in the American Negro League. He played 2nd base. Mr. Johnson currently resides in Katy, Texas, with his wife, Kayse Kendall Johnson and their two children.

Derek Hurley (Chief Commercial Officer):

Mr. Hurley attended Moore Catholic High School in Staten Island, where he capped off a stellar high school career with the US Army Student-Athlete award at graduation in 1995. He then signed a Division 1 athletic baseball scholarship to play at Troy State University. After a season at Troy, Hurley transferred to Seton Hall University of the Big East Conference (alumni include Craig Biggio, Mo Vaughn, John Valentin and Jason Grilli).

After graduating from Seton Hall with a business marketing degree, Mr. Hurley was drafted by the Pittsburgh Pirates in the 30th round of the 1999 MLB Free Agent Amateur Draft. This led him to playing stops in the Florida Gulf Coast League, the New York-Penn League, the South Atlantic League, Pirates Fall Instructional League, the Carolina League, and the Atlantic League. After his playing days were over, he stayed in the game and was working at various training facilities, teaching baseball to some of the finest talent in the New York City metropolitan area. Working at these different training venues and taking mental notes put the wheels in motion for him to eventually open his own facility. Around this time, he took the position of pitching coach/assistant recruiter at Division 1 Long Island University, Brooklyn campus for the 2005-06 season.

Mr. Hurley stepped away from the baseball industry and joined the corporate world in 2006 where he worked for Nellcor-Division of TYCO Healthcare. After a few years in the medical industry covering all the hospitals in Manhattan he took a job down in Houston. He worked as a commodities broker for Bosworth Brokers from 2008-2013. There he brokered deals between banks and utilities worldwide. He mostly brokered ERCOT, and natural gas markets.

Mr. Hurley left the financial industry in March of 2013 to open The Bull Pen. He brings more than 19 years of coaching experience and four years of professional baseball playing experience each and every day to The Bull Pen. He has coached numerous college and professional players and is looking forward to coaching countless more in the Houston and surrounding areas.

Ryan Baker (Chief Baseball Operations Officer):

Mr. Baker graduated in 2000 with a BS degree from the University of North Carolina Charlotte in business communications with a minor in marketing. During his time at UNCC he was a four-year letter winner as a Conference USA starting pitcher (All Freshman Team in 97, All Conference in 98 and 2000). He was signed by the Atlanta Braves in 2000 as an undrafted free agent. He spent three seasons with the Braves (Rookie, Low A, High A and Double A) before being traded to the Florida Marlins in 2003 for Mike Hampton. After being traded, the following 3 seasons were in the Florida Marlins organization (High A, Double A and Triple A) before retiring in 2006. For the past 16 years he has been active in the youth baseball markets. His experience includes, but is not limited to, camp instruction, coaching, pitching instruction, league coordination, marketing efforts, talent evaluation, etc. Currently he provides pitching instruction to clients in the Houston area that range from the ages 7-16. In addition to the personal instruction he is the head coach for the 13U Frozen Ropes baseball team in Katy, TX.

Mr. Baker has had a very successful business sales and operations career. In 2006 he joined ThyssenKrupp Elevator as an outside sales associate and was recognized as the top sales associate in the Southeast Region. By 2009 he was promoted to sales manager in Baltimore, MD where he managed the Mid-Atlantic sales force. His group led the Region in overall sales growth and was recognized as the most productive team in the Southeast Region. Prior to his departure in 2012 his Baltimore team was awarded the "Best Branch" in North America for 2011. Since 2012 he has been working for United Technologies (Otis Elevator) where his roles have included sales, sales training and general management. Currently he is the General Manager for Amtech Elevator (Houston, TX, operation) a subsidiary of Otis. As General Manager he is solely responsible for the entire Amtech Houston operation which includes leading 52 employees and delivering P&L expectations to the Otis Southern Region. Recently under his direction the Amtech Houston office has been recognized as the largest year-over-year profit growth (%) in 2014 and the largest year-over -ear service growth (%) in 2015 for the Otis Southern Region.

OUTSIDE DIRECTORS

Chad Zamarin (President of Cheniere Energy's Pipeline and Midstream companies)

In his current role, Mr. Zamarin oversees the pipeline and midstream businesses, supporting Cheniere's development of up to nine liquefaction trains with aggregate export capacity of 40.5 mtpa of liquefied natural gas. He also leads the development and delivery of infrastructure projects to support Cheniere's broader growth strategy. Prior to joining Cheniere, Zamarin was Chief Operating Officer of NiSource Midstream, and prior to that was Vice President of Engineering for NiSource's Columbia Pipeline Group. Prior to joining NiSource, Mr. Zamarin held leadership positions at Panhandle Eastern, General Electric and Colonial Pipeline. Mr. Zamarin has a bachelor's degree in Metallurgical Engineering from Purdue University and a master's degree in Business Administration from the University of Houston.
Dennis Bosworth (co-founded Gulf Energy and Chemical LLC)

Mr. Bosworth graduated in 1998 from Seton Hall Preparatory School in West Orange, NJ. As a high school student he excelled both in the classroom and on the golf course. He led the Seton Hall Prep golf team to four straight county titles as well as two state championships. In his senior year, aside from being the school president, he was unanimously named to New Jersey's first All State Golf team by both the NJSIAA and the Star Ledger. He continued to pursue his dreams by next attending Seton Hall University on a full athletic and academic scholarship. At Seton Hall University, he was proud to be a member of a team that won the 2000 Big East championship and made two NCAA Championship appearances. Mr. Bosworth received his BS with a concentration in Finance and accepted a position with the world's largest inter-broker dealer on Wall Street, ICAP. After a successful stint on the emerging market currency options desk, he was asked to join ICAP's newest venture and broker commodities. Some four years later, Bosworth decided it was time to take his knowledge and expertise and form his own firm Bosworth Brokers LLC in 2008. He has built market-leading electricity and natural gas trading desks while both brokering and serving as the company's chairman. Always looking for new areas of growth, Bosworth co-founded Gulf Energy and Chemical LLC in 2014, which pursues duty drawback opportunities in the petrochemical industry.

ADVIOSRY BOARD

Peter Edward "Pete" Rose, Sr. also known by his nickname "Charlie Hustle," is an American former professional baseball player and manager. Rose played in Major League Baseball (MLB) from 1963 to 1986, and managed from 1984 to 1989.
Rose, a switch hitter, is the all-time MLB leader in hits (4,256), games played (3,562), at-bats (14,053), singles (3,215), and outs (10,328).  He has won three World Series rings, three batting titles, one Most Valuable Player Award, two Gold Gloves, the Rookie of the Year Award, and has also made 17 All-Star appearances at an unequaled five different positions (second baseman, left fielder, right fielder, third baseman, and first baseman). Rose won both of his Gold Gloves as an outfielder in 1969 and 1970.
In August 1989, three years after he retired as an active player, Rose agreed to permanent ineligibility from baseball amidst accusations that he gambled on baseball games while playing for and managing the Reds, including claims that he bet on his own team. In 1991, the Baseball Hall of Fame formally voted to ban those on the "permanently ineligible" list from induction, after previously excluding such players by informal agreement among voters. In 2004, after years of public denial, Rose admitted to betting on baseball and on, but not against, the Reds. The issue of Rose's possible reinstatement and election to the Hall of Fame remains a contentious one throughout baseball.
Despite his set-backs with Major League Baseball, Rose has moved on and is highly respected; he continues to inspire thousands of baseball players and fans. In addition, Rose continues to give back and train, as evidenced herein, young and aspiring baseball players on and off the field.
Steven Patrick Garvey is an American former professional baseball player and current Southern California businessman.  He played in Major League Baseball as a first baseman, most notably for the Los Angeles Dodgers. Nicknamed "Mr. Clean" because of the wholesome image he portrayed throughout his career in baseball, Garvey was the 1974 National League Most Valuable Player Award winner, a two-time National League Championship Series MVP (1978 and 1984), a 10-time All-Star, and a two-time MVP of the All-Star Game (1974 and 1978). He holds the National League record for consecutive games played (1,207).

As a future Hall-of-Famer, the playing field has changed from the baseball diamond to the corporate board room, but the intensity and integrity with which future Hall of Famer Steve Garvey plays his position as President of Garvey Management Group remains the same.

Since serving as spokesman for Vitalis as a major league rookie in 1970, Garvey has taken advantage of, and learned from, dozens of business opportunities. Garvey has been featured in endorsement and promotional campaigns for companies which include Adidas, Anheuser-Busch, Bankers Systems, Chevrolet, Jockey, McDonald's, Nestle, Pepsi-Cola, TransAmerica, Cardservice International, Golf One, Natural Balance Pet Foods, California Pizza Kitchen, as well as the Los Angeles Dodgers.

Steve Garvey has also developed several made-for-televisions specials and series. In conjunction with FOX Sports Network, Garvey has served as co-executive producer for "The International Sportsman" featuring top-named entertainment and sports personalities co-hosting with his wife of 22 years Candace Garvey. Garvey hosts the weekly series, "Baseball's Greatest Games" aired on Classic Sports Network. He has hosted morning Drive Time Radio (The Garvey and Company) XTRA 690AM.

These efforts have earned Garvey the admiration and praise of those around him. He has been recognized for his unparalleled discipline, commitment and dedication. These distinctions began early in his career and have continued until the present and include Major League Baseball's highest honor for humanitarian service, the Roberto Clemente Award. Garvey was also recognized by the United States Jaycees as "One of the Ten Outstanding Young Men in America." Other awards bestowed include the Little League's most prestigious honor, the William A. (Bill) Shea Award for contribution by a little leaguer to our national pastime. He has received the Lou Gehrig's Award for his contribution to Baseball and Society. Sports Illustrated named him the "Iron Man" for his consecutive game streak in the National League. Steve is a living legend in Dodger history and holds team, individual, and MLB records. While with the Padres, he is the only player in the history of the game to have an errorless season at first base. On April 16, 1988, the familiar #6 was retired by the San Diego Padres.

To gain national prominence through sports is an achievement few attain. To then excel in the boardrooms of corporate America through intelligent practices is even more difficult. Garvey has reached and surpassed these pinnacles of success. His ability to educate and entertain is documented in print and on film. Steve Garvey is widely respected for his contributions of time and talent to worthy causes and efforts of importance.

Frank Edward Thomas, Jr., nicknamed "The Big Hurt," is an American former first baseman in Major League Baseball who played for three American League (AL) teams from 1990 to 2008, all but the last three years with the Chicago White Sox. One of the most fearsome and devastating hitters of his era, he is the only player in major league history to have seven consecutive seasons (1991–1997) with a .300 batting average and at least 100 runs batted in (RBI), 100 runs scored, 100 walks and 20 home runs; over that period, he batted .330 and averaged 36 home runs and 118 RBI per year. A perennial MVP candidate through the 1990s, he was named the AL's Most Valuable Player by unanimous vote in 1993 after becoming the first White Sox player to hit 40 home runs, leading the team to a division title; he repeated as MVP in the strike-shortened 1994 season after batting .353 and leading the league in slugging average and runs. After two subpar seasons, he lost the MVP in a close vote in 2000 after posting career highs of 43 home runs and 143 RBI, also earning AL Comeback Player of the Year honors, as Chicago finished with the AL's best record.
A five-time All-Star, he won the AL batting title with a .347 mark in 1997, and enjoyed eleven seasons with 100 RBI and nine seasons each with a .300 average and 100 runs. In his 30s, a variety of foot injuries and other minor ailments increasingly reduced his playing time and productivity, typically limiting him to a designated hitter role. In 2005, his final season in Chicago, he helped the White Sox to their first World Series title in 88 years. At the end of his career, he was tied for eighth in AL history in home runs (521), and was ninth in RBI (1,704) and sixth in walks (1,667); among players with at least 7,000 at bats in the AL, he ranked eighth in slugging average (.555) and ninth in on-base percentage (.419). With a .301 lifetime batting average, he became the seventh player in history to retire with a .300 average and 500 home runs. He holds White Sox franchise records for career home runs (448), RBI (1,465), runs (1,327), doubles (447), extra base hits, walks (1,466), slugging average (.568) and on-base percentage (.427); his team record of 3,949 career total bases was broken by Paul Konerko in 2014.

Thomas was one of the major stars who never fell under suspicion during the controversies over performance-enhancing drugs in the late 1990s, and was an advocate for drug testing as early as 1995; he was the only active player who agreed to be interviewed for the Mitchell Report in 2007. The White Sox retired his uniform number 35 in 2010, and unveiled a statue of him at U.S. Cellular Field in 2011. He is now a commentator for Comcast SportsNet White Sox broadcasts. Thomas was elected to the Baseball Hall of Fame in 2014 in his first year of eligibility, becoming the first White Sox star to achieve that distinction.
Joe Leonard Morgan is a former Major League Baseball second baseman who played for the Houston Astros, Cincinnati Reds, San Francisco Giants, Philadelphia Phillies, and Oakland Athletics from 1963 to 1984. He won two World Series championships with the Reds in 1975 and 1976 and was also named the National League Most Valuable Player in those years. Considered one of the greatest second basemen of all-time, Morgan was inducted into the Baseball Hall of Fame in 1990. He became a baseball broadcaster for ESPN after his retirement, and now hosts a weekly nationally syndicated radio show for Sports USA. He is currently a special adviser to the Reds.
Atanasio "Tony" Pérez Rigal is a Cuban former professional baseball player, manager and a member of the Baseball Hall of Fame. He played as a first baseman and third baseman in Major League Baseball, most notably for the Cincinnati Reds. Variously nicknamed "Big Dog," "Big Doggie," "Doggie," and "The Mayor of Riverfront," the slugging seven-time All-Star earned two World Series rings during a twenty-three year playing career, and one World Series ring as a coach.
Along with fellow stars Pete Rose and Johnny Bench, Pérez was a key member of Cincinnati's celebrated "Big Red Machine". Following a thirteen-year initial stint with the Reds (1964–76), he played for the Montreal Expos (1977–79), Boston Red Sox (1980–82) and Philadelphia Phillies (1983) before returning to Cincinnati for his final three seasons (1984–86). He finished his career with a .279 batting average, 379 home runs, 1,652 runs batted in and 1,272 runs scored.
After retiring, Pérez went on to coach and later manage the Reds and manage the Florida Marlins. He currently holds the title of Special Assistant to the General Manager with the Marlins. He has been with the Marlins organization since they were created in 1993, as the Florida Marlins. He was elected to the Baseball Hall of Fame in 2000.
Iván Rodríguez Torres, nicknamed "Pudge" or "I-Rod" is a retired Major League Baseball catcher. In his career, he played for the Texas Rangers (on two different tours, comprising the majority of his career), Florida Marlins, Detroit Tigers, New York Yankees, Houston Astros and Washington Nationals.
Rodríguez was awarded the AL MVP award in 1999. He is widely regarded as one of the best defensive catchers of all time.
Rodríguez won the World Series with the Marlins in 2003, and also played in the 2006 World Series while with the Tigers. On June 17, 2009, Rodríguez set an MLB record by catching his 2,227th game, passing Carlton Fisk. During his career, he had the best caught stealing percentage of any major league catcher, at 45.68%.
Gerald Anthony Young, born in Tela, Honduras, is a former professional baseball outfielder. He played all or part of eight seasons in Major League Baseball, primarily as a center fielder. He is the first person born in Honduras to play Major League Baseball.
A 1982 graduate of Santa Ana Valley High School, Young was drafted in the 5th round of the 1982 MLB amateur draft by the New York Mets. He was, along with Rafael Palmeiro and Dwight Gooden, part of a draft class that set a major league record for a single team when 14 of those players reached the major leagues.

Young was traded by the Mets to the Houston Astros on September 1, 1984, for third baseman Ray Knight, and made his major league debut with them on July 8, 1987. He showed promise by hitting .321 and stealing 26 bases for the Astros, finishing 5th in National League Rookie of the Year voting despite playing less than half a season with the major league club. Young's best season in the major leagues came the following year, 1988, when he finished 2nd in the NL with 65 steals. 1989 was a disappointment for Young offensively, although he did manage to finish 8th in the league in steals (34) and accomplish a rare defensive feat by recording 412 putouts with only one error and adding 15 outfield assists.
Young would spend the next three seasons splitting time between the Astros, their Triple A affiliate the Tucson Toros, and the disabled list (with an assortment of injuries). Although he was successful at the minor league level, always hitting over .300, his batting statistics for the Astros never replicated his earlier success.
At the end of the 1992 season, Young became a free agent, and he signed with, and became, an inaugural member of the expansion Colorado Rockies team that began play in Major League Baseball in 1993. Young appeared in his final game on August 11, 1994, playing for the St. Louis Cardinals. He was released that October by the Cardinals. Gerald is married to Veronica Young.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company has not yet paid any of its current directors or executive officers. It will compensate them from the proceeds of this offering. The company may need to offer a compensation package at a premium to market rates for the best talent due to its early development stage.
Upon receiving the proceeds of this Offer, the Company intends to use up to $500,000 to pay executive officers annual salaries, payable from the date of the officer's first appointment.
The Company has set aside 1,000,000 units of LLC Interests for an equity incentive plan for future employees, advisers and consultants. Formal plan documents have not yet been finalized. It has also allocated up to 1,000,000 units of LLC Interests for compensation of advisors and contractors serving the company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS
The following table sets out, as of August 19, 2016, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company's voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Units of LLC Interest	Jonathan Louis Johnson 2927 Avenue D Katy, TX 77493	2,700,000 directly owned	N/A	34.6%
Units of LLC Interest	Derek John Hurley 15318 Chestnutt Falls Drive Cypress, TX 77433	2,700,000 directly owned	N/A	34.6%
Units of LLC Interest	Ryan Richard Baker 6411 Addlestone Ridge Lane Katy, TX 77494	2,400,000 directly owned	N/A	30.8%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.
SECURITIES BEING OFFERED
General
The company is offering up to10,000,000 Units of LLC Interest.
The following description summarizes the most important terms of the company's capital Units. This summary does not purport to be complete and is qualified in its entirety by the provisions of JRD's articles of organization and operating agreement, copies of which have been filed as exhibits to the offering statement of which this Offering Circular is a part. For a complete description of JRD's Units of LLC Interest ("Units), you should refer to the articles of organization and operating agreement and to the applicable provisions of Texas law.

The company's authorized capital consists of 50,000,000 units of LLC Interests. As of August 19, 2016, three beneficial owners held all 7,800,000 outstanding units of LLC Interests.

UNITS OF LLC INTERESTS

Voting Rights

Each holder of Units of LLC Interests in JRD will be entitled to one vote for each unit on all matters submitted to a vote of the unitholders.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the company, the holders of Units of LLC Interests in JRD are entitled to share equally on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Units.

Rights and Preferences

Holders of JRD's Units of LLC Interests have no preemptive, conversion, subscription or other rights and there are no redemption or sinking fund provisions applicable to the company's Units. The rights, preferences, and privileges of the holders of the company's Units of LLC Interests are subject to, and may be adversely affected by, the rights of the holders of units of the company may designate in the future.
PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS
Plan of Distribution
The company is offering a minimum of 2,500,000 and a maximum of 10,000,000 Units of LLC Interests in JRD on a "best efforts" basis. If $5,000,000 in subscriptions for the units (the "Minimum Offering") is not deposited on or before November 30, 2016 (the "Minimum Offering Period"), all subscriptions will be refunded to subscribers without deduction or interest. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this Offering or deliver checks made payable to "Highlandstown Capital Advisors, Inc., as Agent to JRD's Escrow Account" which Highlandstown Capital Advisors, Inc. shall deposit into such escrow account no later than noon the next business day after receipt. Except as stated above, subscribers have no right to a return of their funds during or after the Minimum Offering Period, and the company has no right to receive those funds before the first closing following the Minimum Offering Period. If this Minimum Offering amount has been deposited by November 1, 2016, the Offering may continue until the earlier of December 31, 2016 (which date may be extended at the company's option) or the date when all units have been sold. In the event that the minimum offering amount is not reached by such date or the offering is otherwise terminated, investor funds held in escrow will promptly be refunded to each investor in accordance with Rule 10b-9 under the Securities Exchange Act of 1934. The company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving units; escrowed funds may be returned.

The company is not selling the shares through commissioned sales agents or underwriters. It will use its existing website, www.hitkingbaseball.com blogs, and viral videos to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.
This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company's website, on a landing page that relates to the offering.
The company's website will be the exclusive means by which prospective investors may subscribe in this offering.
If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.
In order to subscribe to purchase units, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor's annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor's most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933.

The company has engaged ______________, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with this offering:

•

review the subscription agreements to determine whether all of the necessary information has been obtained from the investors, to determine compliance with the investment limitation requirement, and to perform anti-money laundering checks;

•	contact the investors if necessary to gather additional information or clarification;
•	provide the company with prompt notice for subscriptions that cannot be accepted; and
•	transmit the subscription information data to Vstock Transfer LLC, the company's transfer agent.

If the company elects to terminate the offering prior to its completion, the company has agreed to reimburse _______________ for its out-of-pocket expenses incurred in connection with the services provided under this engagement (including costs of counsel and related expenses). Vstock Transfer LLC, will serve as transfer agent to maintain stockholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity.
_______________________ is not participating as an underwriter of the Offering and under no circumstance will it solicit any investment in the company, recommend the company's securities or provide investment advice to any prospective investor. Rather, _________________ involvement in the offering is limited to acting as an accommodating broker-dealer. Based upon ___________________ limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on ____________________' involvement in this offering as any basis for a belief that it has done extensive due diligence. _________________ does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer in this Offering. All inquiries regarding this offering or services provided by _________________ and its affiliates should be made directly to the company.

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the units. The company may close on investments on a "rolling" basis (so not all investors will receive their units on the same date), and may accept the tender of funds before it is clear that the minimum amount sought will be raised. The funds tendered by potential investors will be held either by an escrow agent or by a registered broker-dealer, and will be transferred to the company upon closing. In the event the minimum amount the company is trying to raise is not reached, the escrow agent or broker-dealer will return the funds to investors.

FINANCIAL STATEMENTS

Table of Contents
JRD4256 Enterprises LLC
Unaudited Financial Statements As of June 30, 2016 for the Period Beginning January 1, 2016

Balance Sheet, January 1, 2016 through June 30, 2016	Page F2

Income Statement, January 1, 2016 through June 30, 2016	Page F3

Statement of Members' Equity (Deficit), Jan 1, 2016 through Jun 30, 2016	Page F4

Statement of Cash Flows, January 1, 2016 through June 30, 2016	Page F5

Notes to Financial Statements	Page F6

Bull Pen Scouting and Training LLC
Unaudited Financial Statements
For the Periods of 2014, 2015 and January 1 through March 31, 2016

Statements for 2014 –

Balance Sheet, January 1, 2014 through December 31, 2014	Page F7

Income Statement, January 1, 2014 through December 31, 2014	Page F8

Statement of Members' Equity (Deficit), Jan 1, 2014 through Dec 31, 2014	Page F9

Statement of Cash Flows, January 1, 2014 through December 31, 2014	Page F10

Notes to Financial Statements	Page F11

Statements for 2015 –

Balance Sheet, January 1, 2015 through December 31, 2015	Page F12

Income Statement, January 1, 2015 through December 31, 2015	Page F13

Statement of Members' Equity (Deficit), Jan 1, 2015 through Dec 31, 2015	Page F14

Statement of Cash Flows, January 1, 2015 through December 31, 2015	Page F15

Notes to Financial Statements	Page F16

Statements for 2016 –

Balance Sheet, January 1, 2015 through March 31, 2016	Page F17

Income Statement, January 1, 2015 through March 31, 2016	Page F18

Statement of Members' Equity (Deficit), Jan 1, 2015 through Mar 31, 2016	Page F19

Statement of Cash Flows, January 1, 2015 through March 31, 2016	Page F20

Notes to Financial Statements	Page F21

JRD4256
Balance Sheet

June 30, 2016
ASSETS
Current Assets
Checking/Savings

Cash	120,095.34
Total Checking/Savings	120,095.34
Other Current Assets Prepaid Expenses
20,015.44
Total Other Current Assets	20,015.44
Total Current Assets	140,110.78
Other Assets Land
8,500.00
Royalty	250,000.00
Capitalized IPO Costs	266,559.18
Total Other Assets	525,059.18
TOTAL ASSETS	665,169.96
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Other Current Liabilities
Payroll Liabilities	1,436.77
Total Other Current Liabilities	1,436.77
Total Current Liabilities	1,436.77
Total Liabilities	1,436.77
Equity
Member's Equity	925,000.00
Net Income	-261,266.81
Total Equity	663,733.19
TOTAL LIABILITIES & EQUITY	665,169.96

Income Statement

Ordinary Income/Expense	Jan - Jun 16	% of Income

Income
Revenues	60,017.71	100.00%
Total Income	60,017.71	100.00%
Cost of Goods Sold Umpires	500	0.80%
Tournament Fees	8,133.00	13.60%
Operating Supplies	23,112.74	38.50%
Total COGS	31,745.74	52.90%
Gross Profit	28,271.97	47.10%
Expense
Advertising and Promotion	104,563.00	174.20%
Bank Service Charges	320.1	0.50%
Contract Labor	662	1.10%
Charitable Donations	2,980.00	5.00%
Computer and Internet Expen...	419.78	0.70%
Employee Meals & Meeting	7,833.76	13.10%
Freight & Postage	150.66	0.30%
Gasoline	194.2	0.30%
Insurance Expense	10,410.93	17.30%
Legal & Accounting	6,829.49	11.40%
Office Supplies	301.04	0.50%
Miscellaneous Expenses	1,256.00	2.10%
Payroll Taxes	8,297.08	13.80%
Payroll Processing Fees	55.98	0.10%
Rent Expense	2,228.34	3.70%
Salaries & Wages	92,346.16	153.90%
Telephone Expense	272.19	0.50%
Travel Expense	50,433.53	84.00%
Total Expense	289,554.24	482.40%
Net Ordinary Income	-261,282.27	-435.30%
Other Income/Expense Other Income
Interest Income	15.46	0.00%
Total Other Income	15.46	0.00%
Net Other Income	15.46	0.00%
Net Income	-261,266.81	-435.30%

Statement of Members' Equity (Deficit)

JRD4256 Enterprises LLC, Capital, January 1	0

Investment during the year	$925,000.00
Net Income as of June 30th, 2016	-261,266.81
Total	663,733.19
Less: Withdrawals	0.00
Net Increase in owner's Equity	663,733.19
663,733.19
JRD4256 Enterprises LLC, Capital, June 30th

OPERATING ACTIVITIES
Net Income	$-261,266.81
Adjustments to reconcile Net Income to net cash provided by operations:
Prepaid Expenses	-20,015.44
Payroll Liabilities	5,576.28
Payroll Liabilities:TWC Payable	1,158.92
Payroll Liabilities:SS Payable	-2,308.42
Payroll Liabilities:MD Payable	-539.86
Payroll Liabilities:FUTA Payable	202.85
Payroll Liabilities:FIT Payable	-2,728.00
Payroll Liabilities:HSA Payable	75.00
Net cash provided by Operating Activities	-279,845.48
INVESTING ACTIVITIES
Land	-8,500.00
Royalty	-250,000.00
Capitalized IPO Costs: Legal & Consulting Co...	-266,559.18
Net cash provided by Investing Activities	-525,059.18
FINANCING ACTIVITIES
Member's Equity	229,000.00
Member's Equity: Member's Equity - Other	696,000.00
Net cash provided by Financing Activities	925,000.00
Net cash increase for period	120,095.34

Cash at end of period	120,095.34

Notes to Financial Statements

JRD4256 ENTERPRISES LLC
June 30, 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities
JRD4256 Enterprises LLC is an entity that was formed in March of 2016 and is engaged in the construction and operation of high-end baseball and softball fields, along with indoor training and hitting facilities in the US for the purposes of bringing world class professional coaching, teaching and training to baseball and softball players around the World.

Basis of Accounting
The Company prepared its interim financial statements on the tax-basis of Accounting. However, before the close of the December 31, 2016 financial reporting year-end the financials will be converted and accounted for using GAAP Accounting standards and principals.

Cash and Cash Equivalents
For purposes of the statements of cash flows, management considers all highly liquid instruments with a maturity of three months or less for the purposes of cash and cash equivalents.

Accounts Receivable
As of June 30, 2016 the Company had no accounts receivables.

Use of Estimates
Since the Company has prepared the June 30, 2016 financials using the tax-basis of Accounting there are no estimates in the presented interim financials.

Revenues
For the purpose of these interim financials, Revenues have been recorded when received and are reported as Ordinary Income. Expenses have also been recorded when incurred and are shown as Ordinary Expenses.

Royalties
Royalties have been received from a former Major League baseball player, in return for the rights to use his name, likeness, image, numbers, pictures in the offerings of the Company. These royalties will be recognized as revenue as earned.

Property and Equipment
The Company records property and equipment at cost.

NOTE B - SIGNIFICANT CONCENTRATION OF CREDIT RISK

The Company maintains its cash balances in one financial institution located in Katy, Texas. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Balances in the cash account sometimes exceed this amount.

NOTE C - CAPITALIZED COSTS

The Company has capitalized all IPO / Start-up costs and those are reflected on the Balance Sheet as of June 30, 2016.

NOTE D - LONG TERM DEBT

As of June 30, 2016 the Company had no long term debt.

THE BULL PEN 2014
Balance Sheet

December 31, 2014
ASSETS
Current Assets
Checking/Savings

Cash	97.38
Total Checking/Savings	97.38
Other Current Assets Loans to Shareholders
68,602.84
Total Other Current Assets	68,602.84
Total Current Assets	68,700.22
Fixed Assets
Computer & Peripherals	606.19
Total Fixed Assets	606.19
TOTAL ASSETS	69,306.41
LIABILITIES & EQUITY
Liabilities
Current Liabilities Credit Cards
Credit Card	908.82
Total Credit Cards	908.82
Total Current Liabilities	908.82
Total Liabilities	908.82
Equity
Capital Stock	10,000.00
Retained Earnings	-5,977.09
Net Income	64,374.68
Total Equity	68,397.59
TOTAL LIABILITIES & EQUITY	69,306.41

Income Statement

	Jan-Dec, 14	% of Income
Ordinary Income/Expense
Income
Revenues	203,034.20	100.00%
Total Income	203,034.20	100.00%
Expense
Advertising and Promotion	495.17	0.20%
Automobile Expense Auto Insurance
	767.88	0.40%
Fuel-mileage	2,250.17	1.10%
Automobile Expense - Other	39.28	0.00%
Total Automobile Expense	3,057.33	1.50%
Bank Service Charges	209	0.10%
Computer and Internet Expen...	244.86	0.10%
Contract Labor	36,725.00	18.10%
Insurance Expense	2,070.00	1.00%
Marketing Expenses	916.26	0.50%
Meals and Entertainment	1,915.71	0.90%
Office Supplies	263.6	0.10%
Operating Supplies	11,574.23	5.70%
Postage & Delivery Rent Expense	1.05	0.00%
Rent - Facility
	17,040.20	8.40%
Rent - Field	15,130.00	7.50%
Rent - Other Fields	4,120.00	2.00%
Rent Expense - Other	0	0.00%
Total Rent Expense	36,290.20	17.90%
Repairs and Maintenance	11,045.45	5.40%
Scouts	3,500.00	1.70%
Telephone Expense	3,739.30	1.80%
Tournament Fees Travel Expense	19,741.00	9.70%
Airfare
	25	0.00%
Lodging	1,471.12	0.70%
Parking	19.5	0.00%
Taxi and Uber	302.87	0.10%
Tolls	235.63	0.10%
Travel Expense - Other	134.84	0.10%
Total Travel Expense	2,188.96	1.10%
Umpires	4,320.00	2.10%
Utilities	362.4	0.20%

Total Expense	138,659.52	68.30%
Net Ordinary Income	64,374.68	31.70%

Net Income	64,374.68	31.70%

Statement of Members' Equity (Deficit)

Bull Pen Scouting & Training LLC, Capital, January 1	$3,319.35

Investment during the year	0
Net Income as of December 31st, 2014	3,158.99
Total	6,478.34
Less: Withdrawals	6,683.59
Net Increase in owner's Equity	-205.25

Bull Pen Scouting & Training LLC Capital, December, 31st 2014	-205.25

Statement of Cash Flows

Jan – Dec, 1
OPERATING ACTIVITIES
Net Income	$64,374.68
Adjustments to reconcile Net Income to net cash provided by operations:
Loans to Shareholders	-62,140.92
Credit Card	908.82
Loan From Shareholders	-5,758.36
Net cash provided by Operating Activities	-2,615.78
Net cash increase for period	-2,615.78
Cash at beginning of period	2,713.16
Cash at end of period	97.38

Notes to Financial Statements

BULLPEN SCOUTING AND TRAINING LLC
December 31, 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities
Bull Pen Scouting and Training LLC is an entity that was formed in 2013 and is engaged in the operation of indoor training and hitting facilities in the US for the purposes of bringing world class professional coaching, teaching and training to baseball and softball players around the World.

Basis of Accounting
The Company prepared its financial statements on the tax-basis of Accounting.

Cash and Cash Equivalents
For purposes of the statements of cash flows, management considers all highly liquid instruments with a maturity of three months or less for the purposes of cash and cash equivalents.

Accounts Receivable
As of December 31, 2014 the Company had no accounts receivables.

Use of Estimates
Since the Company has prepared the March 31, 2016 financials using the tax-basis of Accounting there are no estimates in the presented interim financials.

Revenues
For the purpose of these interim financials, Revenues have been recorded when received and are reported as Ordinary Income. Expenses have also been recorded when incurred and are shown as Ordinary Expenses.

Property and Equipment
The Company records property and equipment at cost.

NOTE B - SIGNIFICANT CONCENTRATION OF CREDIT RISK

The Company maintains its cash balances in one financial institution located in Cypress, Texas. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Balances in the cash account sometimes exceed this amount.

NOTE D - LONG TERM DEBT

As of December 31, 2014 the Company had no long term debt.

THE BULL PEN 2015
Balance Sheet

December 31, 2015
ASSETS
Current Assets
Checking/Savings
Cash	331.12
Total Checking/Savings	331.12
Other Current Assets Loans to Shareholders
122,292.03
Total Other Current Assets	122,292.03
Total Current Assets	122,623.15
Fixed Assets
Computer & Peripherals	692.78
Machinery & Equipment	2,500.00
Total Fixed Assets	3,192.78
TOTAL ASSETS	125,815.93
LIABILITIES & EQUITY
Liabilities
Current Liabilities Credit Cards
Credit Card	944.86
Total Credit Cards	944.86
Total Current Liabilities	944.86
Total Liabilities	944.86
Equity
Capital Stock	10,000.00
Retained Earnings	58,397.59
Net Income	56,473.48
Total Equity	124,871.07
TOTAL LIABILITIES & EQUITY	125,815.93

	Jan-Dec, 15	% of Income
Ordinary Income/Expense
Income
Revenues	230,260.00	100.00%
Total Income	230,260.00	100.00%
Expense
Advertising and Promotion	498.22	0.20%
Automobile Expense Auto Insurance
	1,631.29	0.70%
Fuel-mileage	1,630.68	0.70%
Automobile Expense - Other	9.49	0.00%
Total Automobile Expense	3,271.46	1.40%
Bank Service Charges	184.89	0.10%
Computer and Internet Expen...	636.11	0.30%
Contract Labor	63,000.00	27.40%
Insurance Expense	2,199.65	1.00%
Interest Expense	188.16	0.10%
Legal & Professional	2,100.00	0.90%
Marketing Expenses	837.16	0.40%
Meals and Entertainment	3,270.97	1.40%
Office Supplies	14.88	0.00%
Operating Supplies	9,302.96	4.00%
Postage & Delivery Rent Expense	1.05	0.00%
Rent - Facility
	12,660.00	5.50%
Rent - Field	13,000.00	5.60%
Rent - Other Fields	3,795.00	1.60%
Rent Expense - Other	3,975.00	1.70%
Total Rent Expense	33,430.00	14.50%
Repairs and Maintenance	800.23	0.30%
Showcase	1,550.00	0.70%
Telephone Expense	2,240.47	1.00%
Tournament Fees Travel Expense	33,409.48	14.50%
Airfare
	649.23	0.30%
Lodging	2,906.10	1.30%
Parking	77.77	0.00%
Taxi and Uber	1,544.55	0.70%
Tolls	577.96	0.30%
Travel Expense - Other	1,575.25	0.70%
Total Travel Expense	7,330.86	3.20%
Umpires	9,520.00	4.10%
Total Expense	173,786.55	75.50%
Net Ordinary Income	56,473.45	24.50%
Other Income/Expense
Other Income
Interest Income	0.03	0.00%
Total Other Income	0.03	0.00%
Net Other Income	0.03	0.00%
Net Income	56,473.48	24.50%

Statement of Members' Equity (Deficit)

Bull Pen Scouting & Training LLC, Capital, January 1	-205.25

Investment during the year	0
Net Income as of December 31st, 2015	7,470.44
Total	7,265.19
Less: Withdrawals	7,186.15
Net Increase in owner's Equity	79.04

Bull Pen Scouting & Training LLC Capital, December, 31st 2015	79.04

Statement of Cash Flows

Net Income	56,473.48
Adjustments to reconcile Net Income to net cash provided by operations:
Loans to Shareholders	-53,689.19
Credit Card	36.04
Net cash provided by Operating Activities	2,820.33
INVESTING ACTIVITIES
Computer & Peripherals	-86.59
Machinery & Equipment	-2,500.00
Net cash provided by Investing Activities	-2,586.59
Net cash increase for period	233.74
Cash at beginning of period	97.38

Cash at end of period	331.12

Notes to Financial Statements

BULL PEN SCOUTING AND TRAINING LLC
December 31, 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities
Bull Pen Scouting and Training LLC is an entity that was formed in 2013 and is engaged in the operation of indoor training and hitting facilities in the US for the purposes of bringing world class professional coaching, teaching and training to baseball and softball players around the World.

Basis of Accounting
The Company prepared its financial statements on the tax-basis of Accounting.

Cash and Cash Equivalents
For purposes of the statements of cash flows, management considers all highly liquid instruments with a maturity of three months or less for the purposes of cash and cash equivalents.

Accounts Receivable
As of December 31, 2015 the Company had no accounts receivables.

Use of Estimates
Since the Company has prepared the March 31, 2016 financials using the tax-basis of Accounting there are no estimates in the presented interim financials.

Revenues
For the purpose of these interim financials, Revenues have been recorded when received and are reported as Ordinary Income. Expenses have also been recorded when incurred and are shown as Ordinary Expenses.

Property and Equipment
The Company records property and equipment at cost.

NOTE B - SIGNIFICANT CONCENTRATION OF CREDIT RISK

The Company maintains its cash balances in one financial institution located in Cypress, Texas. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Balances in the cash account sometimes exceed this amount.

NOTE D - LONG TERM DEBT

As of December 31, 2015 the Company had no long term debt.

THE BULL PEN 2016 (Jan-Mar, 2016)
Balance Sheet

March 31, 2016
ASSETS
Current Assets
Checking/Savings
Cash	-315
Total Checking/Savings	-315
Other Current Assets Loans to Shareholders
131,565.93
Total Other Current Assets	131,565.93
Total Current Assets	131,250.93
Fixed Assets
Computer & Peripherals	692.78
Machinery & Equipment	2,500.00
Total Fixed Assets	3,192.78
TOTAL ASSETS	134,443.71
LIABILITIES & EQUITY
Liabilities
Current Liabilities Credit Cards
Credit Card	813.12
Total Credit Cards	813.12
Other Current Liabilities Notes Payable
21,000.00
Total Other Current Liabilities	21,000.00
Total Current Liabilities	21,813.12
Total Liabilities	21,813.12
Equity
Capital Stock	10,000.00
Retained Earnings	114,871.07
Net Income	-12,240.48
Total Equity	112,630.59
TOTAL LIABILITIES & EQUITY	134,443.71

Income Statement

	Jan-Mar, 16	% of Income
Ordinary Income/Expense
Income
Revenues	34,242.00	100.00%
Total Income	34,242.00	100.00%
Expense
Advertising and Promotion	1,450.00	4.20%
Automobile Expense Auto Insurance
	478.65	1.40%
Fuel-mileage	192.88	0.60%
Total Automobile Expense	671.53	2.00%
Bank Service Charges	121	0.40%
Computer and Internet Expen...	54.21	0.20%
Contract Labor	12,000.00	35.00%
Insurance Expense	1,393.67	4.10%
Interest Expense	62.53	0.20%
Legal & Professional	15,826.77	46.20%
Marketing Expenses	2,611.39	7.60%
Meals and Entertainment	653.08	1.90%
Office Supplies	995.71	2.90%
Operating Supplies Rent Expense	172.15	0.50%
Rent - Facility
	2,100.00	6.10%
Rent Expense - Other	1,050.00	3.10%
Total Rent Expense	3,150.00	9.20%
Telephone Expense	663.67	1.90%
Tournament Fees Travel Expense	4,560.00	13.30%
Lodging
	11.91	0.00%
Parking	72.41	0.20%
Taxi and Uber	724.45	2.10%
Tolls	375.74	1.10%
Travel Expense - Other	899.01	2.60%
Total Travel Expense	2,083.52	6.10%
Total Expense	46,469.23	135.70%
Net Ordinary Income	-12,227.23	-35.70%
Other Income/Expense
Other Expense
Penalties and Interest	13.25	0.00%
Total Other Expense	13.25	0.00%
Net Other Income	-13.25	0.00%
Net Income	-12,240.48	-35.70%

Statement of Members' Equity (Deficit)

Bull Pen Scouting & Training LLC, Capital, January 1	79.04

Investment during the year	0
Net Income as of March 31st, 2016	355.52
Total	434.56
Less: Withdrawals	554.9
Net Increase in owner's Equity	-120.34

Statement of Cash Flow

OPERATING ACTIVITIES
Net Income	$-12,240.48
Adjustments to reconcile Net Income to net cash provided by operations:
Loans to Shareholders	-9,273.90

Credit Card	-131.74
Notes Payable	21,000.00
Net cash provided by Operating Activities	-646.12
Net cash increase for period	-646.12
Cash at beginning of period	331.12
Cash at end of period	-315

Notes to Financial Statements

BULL PEN SCOUTING AND TRAINING LLC
March 31, 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities
Bull Pen Scouting and Training LLC is an entity that was formed in 2013 and is engaged in the operation of indoor training and hitting facilities in the US for the purposes of bringing world class professional coaching, teaching and training to baseball and softball players around the World.

Basis of Accounting
The Company prepared its financial statements on the tax-basis of Accounting.

Cash and Cash Equivalents
For purposes of the statements of cash flows, management considers all highly liquid instruments with a maturity of three months or less for the purposes of cash and cash equivalents.

Accounts Receivable
As of March 31, 2016 the Company had no accounts receivables.

Use of Estimates
Since the Company has prepared the March 31, 2016 financials using the tax-basis of Accounting there are no estimates in the presented interim financials.

Revenues
For the purpose of these interim financials, Revenues have been recorded when received and are reported as Ordinary Income. Expenses have also been recorded when incurred and are shown as Ordinary Expenses.

Property and Equipment
The Company records property and equipment at cost.

NOTE B - SIGNIFICANT CONCENTRATION OF CREDIT RISK

The Company maintains its cash balances in one financial institution located in Cypress, Texas. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Balances in the cash account sometimes exceed this amount.

NOTE D - LONG TERM DEBT

As of March 31, 2016 the Company had no long term debt.

PART III
INDEX TO EXHIBITS

2.1	Certificate of Formation of JRD 4256 Enterprises LLC

2.2	Operating Agreement of JRD 4256 Enterprises LLC

4	Subscription Agreement*

8	Transfer Agent Services Agreement with Vstock Transfer*

12	Opinion of ___________*

13	"Testing the waters" materials

*To be filed by amendment to this Offering Circular

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Katy, State of Texas, on October 4, 2016.

JDR4256 ENTERPRISES LLC

By	/s/ Jonathan Louis Johnson
Jonathan Louis Johnson, Chief Executive Officer of
JRD4256 Enterprises LLC

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jonathan Louis Johnson
Jonathan Louis Johnson, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and
Member
Date:	October 4, 2016

/s/ Derek John Hurley
Derek John Hurley, Chief Commercial Officer, Member
Date:	October 4, 2016

/s/ Ryan Richard Baker
Ryan Richard Baker, Chief Baseball Operations Officer, Member
Date:	October 4, 2016